Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Bridgeport Ventures Inc.

We consent to the use of our report dated July 18, 2012 with respect to the consolidated statements of financial position of Bridgeport Ventures Inc. as at April 30, 2012, April 30, 2011 and May 1, 2010 and the consolidated statements of loss and comprehensive loss, cash flows and changes in equity for the years in the two-year period ended April 30, 2012, included in the Annual Report on Form 20-F for the Fiscal Year Ended April 30, 2012.

McGovern, Hurley, Cunningham, LLP

/s/ McGovern, Hurley, Cunningham, LLP

Chartered Accountants
Licensed Public Accountants

Toronto, Canada

July 18, 2012